Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Prospectuses and under the caption "Independent Auditors" in the Statements of Additional Information and to the use of our report dated February 3, 2000 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 17, 2000 with respect to the financial statements of American Enterprise Variable Annuity Account, included in Post-Effective Amendment No. 5 to Registration Statement (Form N-4, No. 333-85567) and related Prospectuses for the registration of the Wells Fargo
Advantage(SM) Variable Annuity, Wells Fargo Advantage(SM) Builder Variable Annuity and the American Express Signature One Variable Annuity(SM) Contracts to be offered by American Enterprise Life Insurance Company.


                                                  /s/  Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2000